Exhibit 99.1

[AMPAL LOGO]

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer 1 866 447 8636 irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov 011-972-3-516-7620 roni@km-ir.co.il

Marybeth Csaby / David Burke 212-896-1236 / 212-896-1258 mcsaby@kcsa.com / dburke@kcsa.com

Ampal to Purchase a Controlling Interest in Gadot Chemical Tankers and Terminals Ltd.

TEL AVIV – November 20, 2007 - Ampal-American Israel Corporation (Nasdaq: AMPL) announced today that Merhav Ampal Energy Ltd., a wholly owned subsidiary of Ampal, has signed an agreement with Netherlands Industrial Chemical Enterprises B.V. to purchase a 63.66% controlling interest (on a fully diluted basis) in Gadot Chemical Tankers and Terminals Ltd. ("Gadot") for approximately 348 million New Israeli Shekels, or approximately $88.5 million. The transaction is expected to close before the end of 2007 and is subject to customary closing conditions, including the approval of the Antitrust Authority in Israel.

Gadot Chemical Tankers and Terminals Ltd. and its group of companies form Israel's leading chemical distribution organization. Gadot ships, stores, and distributes liquid chemicals, oils, and a large variety of materials to the local industry.

Commenting on the transaction, Mr. Yosef A. Maiman, Chairman, President and Chief Executive Officer of Ampal, said: "This acquisition is another step toward achieving our goal of building a portfolio of assets with strong cash flow. By acquiring a controlling interest in Gadot, we will be adding a solid company with a skilled management team and a strong, steady stream of revenue and an established business. We will work together with Gadot to further develop its business both in Israel and abroad”

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has diversified interests in the following sectors: Energy, Real Estate and others. For more information about Ampal please visit our web site at www.ampal.com.

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements

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